Exhibit 10.12

PUBLIC STORAGE

2007 EQUITY AND PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN, AS AMENDED

FORM OF RESTRICTED SHARE UNIT AGREEMENT

THIS RESTRICTED SHARE UNIT AGREEMENT (the “Agreement”) is entered into effective as of [Date of Grant] by and between Public Storage (the “Trust”), and [Name of Grantee], an employee of the Trust, a Subsidiary or a Service Provider (the “Grantee”).

WHEREAS, the Public Storage 2007 Equity and Performance-Based Incentive Compensation Plan, as amended (the “Plan”) has been duly approved by the Board of Trustees of the Trust and the shareholders of the Trust;

WHEREAS, under the Plan the Trust is authorized to issue, inter alia, Restricted Share Units relating to common shares of beneficial ownership of the Trust, par value $.10 per share (the “Shares”);

WHEREAS, in entering into this Agreement, the Trust and the Grantee intend to comply with Section 409A of the Internal Revenue Code, as amended (the “Code”) and the related Treasury Regulations (“Section 409A”); and

WHEREAS, the Trust desires to grant Restricted Share Units to the Grantee under the terms and conditions set forth below.

NOW,  THEREFORE, in consideration of the mutual benefits hereinafter provided, and each intending to be legally bound, the Trust and the Grantee hereby agree as follows:

1.	GRANT OF RESTRICTED SHARE UNITS.

1.1.	Units Granted.

The Trust hereby grants to the Grantee [No. of ] Restricted Share Units, subject to the terms of this Restricted Share Unit Agreement and the Plan.  The Grant Date of the Restricted Share Units is [Date of Grant].  All terms and conditions of the Plan are hereby incorporated into this Agreement by reference and shall be deemed to be part of this Agreement, without regard to whether such terms and conditions are not otherwise set forth in this Agreement.    To the extent that any capitalized words used in this Agreement are not defined, they shall have the definitions stated for them in the Plan.  In the event that there is any inconsistency between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern; provided, however, that if any provision of this Agreement is not addressed in the Plan, the provision of this Agreement shall govern.

1.2Separate Grants.

For purposes of vesting and the right to defer provided for in this Agreement, the portion of the Restricted Share Units that vest on each separate vesting date pursuant to Section 2 shall be treated as a separate grant (a “Separate Grant”), and the Grantee may make a separate deferral election with respect to each Separate Grant.

2.	VESTING OF RESTRICTED SHARE UNITS.

2.1.Service Requirement.

Rights in respect of [   ]% of the number of Restricted Share Units specified in Section 1 above shall vest on each of the [   ] anniversary[ies] of the Grant Date [or insert vesting schedule], provided that the Grantee is in service on the applicable vesting date.  As used herein, “service” shall mean service to the Trust or  a Subsidiary as an employee, Trustee, consultant, Service Provider or independent contractor.  For purposes of this Agreement, termination of service would not be deemed to occur if the Grantee, after terminating service in one capacity, continues to provide service to the Trust, any Subsidiary or any Affiliate in another capacity.    Termination of service is sometimes referred to below as termination of employment or other relationship with the Trust.  As used herein, references to the “Trust” shall be deemed to include its Subsidiaries and Affiliates.  The period during which the Restricted Share Units have not vested and therefore are subject to a substantial risk of forfeiture is referred to below as the Restricted Period.

2.2.Restrictions on Transfer.

The Grantee may not sell, transfer, assign, pledge or otherwise encumber or dispose of the Restricted Share Units.

2.3.Delivery of Shares.

When any shares are paid to Grantee (either upon vesting pursuant to Section 2.1 or later delivery if Grantee defers payment pursuant to Section 3), the Trust shall deliver to the Grantee a certificate or electronic confirmation of ownership, as applicable, for the number of Shares represented by the Restricted Share Units which have been delivered to Grantee.  Upon the issuance of the shares, Grantee’s payment of the aggregate par value of the shares delivered to Grantee will be deemed paid by Grantee’s past services to the Trust.

3.	RIGHT TO DEFER PAYMENT.

The Grantee may elect to defer the payment of Shares that would otherwise be paid upon the vesting of Restricted Share Units granted hereunder on the following terms and conditions:

3.1Election Form.

An election to defer shall be made on a form provided to the Grantee by the Trust.

3.2Election Requirements.

The Grantee may elect to defer the payment of Shares with respect to each Separate Grant of Restricted Share Units that has not vested on the following conditions:

(a)	The election to defer is made not less than 12 months prior to the vesting date of the Separate Grant to which it relates;
(b)	The deferral is for a period of not less than five (5) years from the original vesting date of such Separate Grant; and
(c)	Such election does not go into effect for at least 12 months from the date of the election.

To the extent the foregoing conditions are satisfied, the issuance of Shares relating to vested Restricted Share Units for a Separate Grant shall be made in accordance with Section 2.3 at the time and in accordance with the Grantee’s deferral election.

3.3Specified Employee and Separation from Service.

If the Grantee is a Specified Employee (as defined in the regulations under Section 409A), and the Grantee’s deferral election calls for the payment to be made on separation from service (as defined in Section 409A), payment to the Specified Employee may not be made before the date that is six months after the Grantee’s date of separation from service from the Trust (as defined in Section 409A).

3.4Acceleration.

The issuance of Shares for deferred Separate Grants shall be accelerated upon the Grantee’s death and upon the Grantee’s disability or  a change in control of the Trust (as the latter terms are defined in Section 409A) and may be accelerated by the Grantee in the event of an unforeseeable financial emergency (as defined in Section 409A) experienced by the Grantee to the extent payment of the Shares is needed to satisfy the emergency.

4.	TERMINATION OF EMPLOYMENT OR OTHER RELATIONSHIP.

Upon the termination of the Grantee’s employment or other relationship with the Trust other than by reason of death or Disability, any Restricted Share Units held by the Grantee that have not vested shall terminate immediately, and the Grantee shall forfeit any rights with respect to such Restricted Share Units.  (Restricted Share Units that have vested and for which a deferral election has been made will continue to be outstanding in accordance with the terms of this Agreement.) If the Grantee’s employment or other relationship with the Trust is terminated because of his or her death or Disability, all Restricted Share Units granted to Grantee pursuant to this Agreement that have not previously vested shall immediately be vested.

5.	DIVIDEND AND VOTING RIGHTS.

The Grantee shall have none of the rights of a shareholder with respect to the Restricted Share Units.  The Grantee shall be entitled to receive, upon the Trust’s payment of a cash dividend on its outstanding Shares, a cash payment for each Restricted Share Unit held as of the record date for such dividend equal to the per-share dividend paid on the Shares, which cash payment shall be made at the same time as the Trust’s payment of a cash dividend on its outstanding Shares.

6.	REQUIREMENTS OF LAW.

The Trust shall not be required to deliver any Shares under this Restricted Share Unit Agreement if the delivery of such Shares would constitute a violation by the Grantee or by the Trust of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations.  If at any time the Trust shall determine, in its discretion, that the listing, registration or qualification of any Shares upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the delivery of Shares hereunder, the Restricted Share Units shall not vest in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Trust.    Specifically in connection with the Securities Act of 1933 (as now in effect or as hereafter amended), unless a registration statement under such Act is in effect with respect to the Shares, the Trust shall not be required to deliver such Shares unless the Trust has received evidence satisfactory to it that the Grantee may acquire such Shares pursuant to an exemption from registration under such Act.  Any determination in this connection by the Trust shall be final, binding, and conclusive.  The Trust may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended).  The Trust shall not be obligated to take any affirmative action in order to cause the delivery of Shares pursuant thereto to comply with any law or regulation of any governmental authority.  As to any jurisdiction that expressly imposes the requirement that the Restricted Share Units shall not vest unless and until the Shares are registered or are subject to an available exemption from registration, the vesting of the Restricted Share Units (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

7.	WITHHOLDING OF TAXES.

The Trust and any Subsidiary shall have the right to deduct from payments of any kind otherwise due to the Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the termination of the Restricted Period or the issuance of shares with respect to the Restricted Share Units.  At the termination of the Restricted Period and/or the issuance of shares, the Grantee shall pay to the Trust or the Subsidiary, as applicable, any amount that the Trust or the Subsidiary may reasonably determine to be necessary to satisfy such withholding obligation.  Grantee acknowledges that at the termination of the Restricted Period with respect to Restricted Share Units for which a deferral election has been made pursuant to Section 3, Grantee will be obligated to pay at that time applicable FICA and Medicare taxes, even though federal and state income taxes may be postponed until the deferral period ends. Subject to the prior approval of the Trust or the Subsidiary, as applicable, which may be withheld by the Trust or the Subsidiary in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Trust or the Subsidiary to withhold Shares otherwise deliverable or (ii) by delivering to the Trust or the Subsidiary Shares already owned by the Grantee.  The Shares so delivered or withheld shall have a fair market value equal to such withholding obligations.  The Fair Market Value of the Shares used to satisfy such withholding obligation shall be determined by the Trust or the Subsidiary as of the date that the amount of tax to be withheld is to be determined.  A Grantee who has made an election pursuant to this Section 6 may satisfy his or her withholding obligation only with Shares that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

8.	PARACHUTE LIMITATIONS

Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Grantee and the Trust or any Subsidiary, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this Section 7  (the “Other Agreements”), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Trust (or any Subsidiary) for the direct or indirect compensation of the Grantee (including groups or classes of participants or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), if the Grantee is a “disqualified individual,” as defined in Section 280G(c) of the Code, the Restricted Share Units and any right to receive any payment or other benefit under this Agreement shall be reduced (i) to the extent that such right to payment or benefit, taking into account all other rights, payments, or benefits to or for Grantee under the Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”), but only (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Trust under this Agreement, the Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by Grantee without causing any such payment or benefit to be considered a Parachute Payment.  In the event that the receipt of any such right to exercise, payment, or benefit under this Agreement, in conjunction with all other rights, payments, or benefits to or for the Grantee under the Plan, any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this Agreement that would have the effect of decreasing the after-tax  amount received by the Grantee as described in clause (ii) of the preceding sentence, then those rights, payments, or benefits under this Agreement, the Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Grantee under this Agreement be deemed to be a Parachute Payment shall be reduced in the following order: (x) cash payments that do not constitute deferred compensation within the meaning of Section 409A of the Code, (y) welfare or in-kind benefits and (z) cash payments that constitute deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the date of such reduction.

9.	DISCLAIMER OF RIGHTS.

No provision of this Agreement shall be construed to confer upon the Grantee the right to be employed by the Trust, any Subsidiary or any Affiliate, or to interfere in any way with the right and authority of the Trust, any Subsidiary or any Affiliate either to increase or decrease the compensation of the Grantee at any time, or to terminate any employment or other relationship between the Grantee and the Trust, any Subsidiary, any Service Provider or any Affiliate of any of the foregoing.

10.	GOVERNING LAW.

Except to the extent governed by provisions of the Code, this Agreement shall be governed by the laws of the State of California (but not including the choice of law rules thereof).

IN WITNESS WHEREOF, the parties hereto have caused this Restricted Share Unit Agreement to be duly executed as of the date first above written.

PUBLIC STORAGE

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